Exhibit 99.1
FOR IMMEDIATE RELEASE
For additional information, contact:
Dallas E. Lucas
President and Chief Executive Officer
Pacific Office Properties Trust, Inc.
233 Wilshire Boulevard, Suite 830
Santa Monica, CA 90401
(310) 395-2083
PACIFIC OFFICE PROPERTIES TRUST
EXERCISES OPTION TO ACQUIRE SEVEN OFFICE BUILDINGS
LOS ANGELES, April 21, 2008 — Pacific Office Properties Trust, Inc. (AMEX: PCE), the recently formed west coast office building REIT, announced today its intention to acquire seven office buildings located in San Diego and Phoenix. The acquisition of these seven buildings would increase Pacific Office’s portfolio by approximately 17% from 2.4 million leasable square feet to 2.8 million leasable square feet.
These seven properties are among the 18 office buildings that Pacific Office has an option to acquire under the terms and conditions of its recently completed formation transactions. The 18 buildings have an aggregate of 1.9 million leasable square feet. All buildings are located in Pacific Office’s markets of Honolulu, San Diego, Phoenix, Los Angeles and Orange County. The acquisition of the remaining 11 properties is subject to Pacific Office’s discretion to exercise its option for those properties.
The seven buildings, to be acquired in two separate transactions, are expected to close next month. Each of the transactions is subject to customary closing conditions, and there can be no assurance that the transactions will be consummated. Financial terms of the transactions were not disclosed. In line with Pacific Office’s investment strategy, each of the buildings is expected to be owned in partnership with an institutional co-investor.
(more)

“We are pleased to announce forthcoming acquisition of these seven complexes and look forward to the addition of these buildings to our portfolio,” said Dallas Lucas, President and Chief Executive Officer. “Each of the properties represents an ideal opportunity to increase value while earning preferential and performance returns through our co-investment strategy.”
Six of the seven buildings for which the option was exercised are Class A/B+ office buildings containing 183,000 leasable square feet located in prime San Diego submarkets. This acquisition will represent Pacific Office’s first OP unit transaction with a seller receiving interest in Pacific Office’s operating partnership.
The remaining office property, Black Canyon Corporate Center, is a 220,200 square foot office building located in the Deer Valley submarket of Phoenix, Arizona. The Black Canyon complex stands on a 19-acre site, which could accommodate additional office development.
Pacific Office was formed via the contribution of The Shidler Group’s Western U.S. office building portfolio and certain investment operations to a newly formed operating partnership of Arizona Land Income Corporation and the merger of Arizona Land with its wholly-owned subsidiary, Pacific Office Properties Trust, Inc., which was the surviving entity in the merger. As part of the formation transactions, Pacific Office was granted the option to acquire certain properties that The Shidler Group may have acquired, or had under contract to acquire, prior to the consummation of the formation transactions. The acquisition price for each option property is to equal the property’s cost to The Shidler Group.

About Pacific Office Properties Trust, Inc.
Pacific Office Properties Trust, Inc. (www.pacificofficeproperties.com) is a real estate investment trust that acquires, owns, and operates office properties in the western U.S., focusing initially on the four high-growth markets of Honolulu, San Diego, Los Angeles, and Phoenix. Pacific Office is externally managed by Pacific Office Management, Inc., an affiliate of The Shidler Group.
Pacific Office acquires, in partnership with institutional co-investors, value-added office buildings whose potential can be maximized through improvements, repositioning, and superior leasing and management. Pacific Office was established to continue The Shidler Group’s highly successful institutional joint-venture operations that focus on acquiring opportunistic and value-added commercial real estate in partnership with institutional co-investors.
About The Shidler Group
The Shidler Group (www.shidler.com) is a private long-term investor in commercial real estate. Over the past 30 years, through its private and public affiliates, it has acquired, owned and managed more than 2,000 properties containing over 150 million square feet of leasable area. In addition to the formation of Pacific Office Properties, The Shidler Group has founded three other publicly traded real estate investment trusts — Corporate Office Properties Trust (NYSE: OFC), First Industrial Realty Trust (NYSE: FR), and TriNet Corporate Realty Trust (formerly, NYSE: TRI, now part of iStar Financial (NYSE: SFI)).
Certain Information About Forward Looking Statements
Statements contained in this release except for historical information are forward-looking statements that are based on current expectations and involve risks and uncertainties. Without limiting the generality of the foregoing, words such as “should,” “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate,” or “continue,” or the negative or other variations thereof or comparable terminology, are intended to identify forward-looking statements. The risks and uncertainties inherent in such statements may cause actual future events or results to differ materially and adversely from those described in the forward-looking statements. Specifically, there can be no assurance that the subject transactions will be consummated. Other important factors that may cause a difference between forward-looking statements and actual results for Pacific Office are discussed in the company’s filings from time to time with the SEC, including but not limited to the Annual Report on Form 10-KSB for the year ended December 31, 2007, and the Proxy Statement on Schedule 14A, dated December 17, 2007, of Arizona Land Income Corporation, the predecessor of Pacific Office. Pacific Office and The Shidler Group disclaim any obligation to revise or update any forward-looking statements contained in this press release, which speak only as of the date hereof.